Exhibit 21.1
Subsidiaries of Primo Brands Corporation

Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Aquaterra Corporation	Canada
BlueTriton Brands, Inc.	Delaware
BlueTriton Brands Holdings, Inc.	Delaware
BlueTriton Brands Services, Inc.	Delaware
Cott Beverages Luxembourg S.à r.l.	Luxembourg
Cott Cayman	Cayman Islands
Cott Retail Brands Limited	United Kingdom
Cott Switzerland GmbH	Switzerland
DS Services of America, Inc.	Delaware
Entrepure Industries LLC	Colorado
Garraways Ltd	United Kingdom
Hydration Innovation, LLC	Delaware
Hydropure Distribution Ltd	United Kingdom
Kafevend Group Limited	United Kingdom
Kafevend Holdings Limited	United Kingdom
Old WCS (Bottlers) Limited	United Kingdom
Primo Customer Care, LLC	Delaware
Primo Water Corporation	Ontario
Primo Water Financing One LLC	Delaware
Primo Water Holdings Inc.	Delaware
Primo Water Holdings UK Limited	United Kingdom
Primo Water Malta Holdings Ltd	Malta
Pure Choice Watercoolers Limited	United Kingdom
The Shakespeare Coffee Company Ltd	United Kingdom
Triton Water Canada Holdings, Inc.	Canada
Triton Water Holdings, Inc.	Delaware
Triton Water Intermediate, Inc.	Delaware
Water Coolers (Scotland) Limited	United Kingdom